UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2019

IMMUNOMEDICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12104	61-1009366
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

300 The American Road Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200

Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01              Entry into a Material Definitive Agreement.

On April 29, 2019, Immunomedics, Inc. (the “Company”), entered into a license agreement (the “License Agreement”) with Everest Medicines II Limited, a China limited company (“Everest”). Pursuant to the License Agreement, the Company granted to Everest an exclusive license to develop and commercialize the antibody-drug conjugate IMMU-132 (sacituzumab govitecan) (the “Product”) in the People’s Republic of China, Taiwan, Hong Kong, Macao, Indonesia, Philippines, Vietnam, Thailand, South Korea, Malaysia, Singapore and Mongolia.

In consideration for entering into the License Agreement, Everest shall make a one-time, non-refundable payment to the Company in the aggreate amount of sixty-five million dollars ($65,000,000) within thirty (30) days of April 29, 2019.  The License Agreement contains a development milestone payment of sixty million dollars ($60,000,000) based upon the Company’s achievement of FDA approval for the Product in a metastatic triple negative breast cancer indication for patients who have received at least 2 prior anti-cancer therapies in a metastatic setting.  The License Agreement also contains additional development milestone payments in a total amount of up to one hundred eighty million dollars ($180,000,000) based upon the achievement of certain other development milestones.  In addition, the License Agreement contains sales milestone payments in a total amount of up to five hundred thirty million dollars ($530,000,000) based upon the achievement of certain sales milestones.  Everest will make royalty payments to the Company based upon percentages of net sales of the Product, ranging from 14% to 20%.

Pursuant to the License Agreement, the Company and Everest will establish a joint steering committee to act as a forum for representatives of each party to discuss the development and commercialization of the Product.

The term of the License Agreement began on April 29, 2019 and expires on a country-by-country basis (or, in certain cases, a region-by-region basis) until the expiration of the applicable royalty term for such country (or region, as applicable).  The License Agreement contains customary termination provisions, including that either party may terminate the License Agreement (a) upon the material breach of the other party, subject to a 60-day cure period, (b) upon a challenge by Everest or its affiliates or sublicensees of certain patents of the Company, or (c) in the event a party experiences an insolvency event.

The License Agreement also contains customary representations, warranties and covenants, including provisions relating to regulatory matters, reporting obligations, indemnity, limitation of liability, confidentiality and other matters.

The Company expects to file the License Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. The foregoing description is qualified in its entirety by reference to the complete text of the License Agreement, when filed.

Item 8.01              Other Events.

The Company issued a press release on April 29, 2019 in connection with the License Agreement. The press release is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d)           The following exhibits are being filed herewith:

Exhibit No.	Exhibit
99.1	Immumonedics, Inc. Press Release, dated April 29, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOMEDICS, INC.

Date: April 29, 2019	By:	/s/ Usama Malik
Name: Usama Malik
Title: Chief Financial Officer